Exhibit 99.01

Contact:

Jane Petrino

Noonan Russo

(212) 845-4274

jane.petrino@eurorscg.com

FOR IMMEDIATE RELEASE

FDA Expert Panel to Review ABIOMED’s Fully Self-Contained Artificial Heart

Ground Breaking Artificial Heart is First-Ever to Come Before FDA Review

DANVERS, Mass. (April 20, 2005) - ABIOMED, Inc. (NASDAQ: ABMD) a manufacturer of products for circulatory care and support, today announced that the U.S. Food and Drug Administration (FDA) will convene an expert panel of cardiovascular surgeons and cardiologists to review the groundbreaking technologies and clinical trial data behind the AbioCor artificial heart.  The special expert review panel is expected to decide on June 23, 2005 on the potential approval for AbioCor under a Humanitarian Device Exemption (HDE).  This is the first-ever completely self-contained artificial heart to come before the FDA for review.

The technology behind the AbioCor artificial heart is the result of over 20 years of design, research, and testing conducted by ABIOMED, Inc. and its collaborators, with the support of the National Heart, Lung and Blood Institute.  The AbioCor is driven by a high-precision electro-hydraulic system pumping seamlessly to drive consistent and stable circulation, similar to a patient’s natural heart.  This device also contains a microprocessor chip and internal diagnostics that continuously monitor patient vitals.  The complete system is powered by a small external battery that transmits power across the skin without wires, eliminating risk of infection and allowing for a better quality of life.  Additionally, with the use of the internal battery, which lasts over 60 minutes, patients can enjoy swimming or bathing.  The AbioCor is truly a unique break-through product with over 50 patents, numerous trade secrets and over $100 million invested in its development.

Although tens of thousands are in need, only about 2,000 people in the U.S. will be able to receive donor hearts every year.  This consistent shortage in the supply of donor hearts in the U.S. demonstrates the need for an alternative to heart transplantation. Under the HDE application, up to four thousand patients a year who are not eligible for a heart transplant, will have the potential to be eligible for an AbioCor. These patients currently have no other options available and are suffering from bi-ventricular heart failure.  Subject to HDE approval, ABIOMED will select 15 centers worldwide to perform the procedure with the AbioCor.

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“The elegance of the AbioCor technology makes this device groundbreaking and represents a new level of science never before seen in heart treatment,” stated Dr. Laman Gray, Professor of Surgery and Director of the Division of Thoracic and Cardiovascular Surgery at the University of Louisville School of Medicine.  “We are very excited to have the AbioCor reviewed by a FDA panel comprised of industry experts, as they can truly appreciate the level of medical advancement that the AbioCor brings to modern patient care.”

“We believe that this panel will give us immediate exposure to the experts in heart failure, as well as the general public. Our surgeons are very passionate about this technology and look forward to having the ability to offer this solution under an HDE to their patients,” commented Michael R. Minogue, Chief Executive Officer and President.

ABIOMED initially submitted the AbioCor for marketing approval under HDE to the FDA in September 2004.  Approval under an HDE would make the AbioCor commercially available to treat a defined subset of not more than 4,000 irreversible end-stage heart failure patients.  The AbioCor is designed to sustain the body’s circulatory system and to extend the lives of patients who would otherwise die of heart failure. Its unique design allows it to be totally implanted within the body. Unlike the artificial hearts of the past, patients are not tethered to a large, air-pumping console nor do they have wires or tubes piercing their skin. The AbioCor 2 is currently being implanted in animal studies and has the potential to last longer with a 35 percent reduction in size.

About ABIOMED

Based in Danvers, Massachusetts, ABIOMED, Inc. (pronounced “AB’-EE-O-MED”) is a leading developer, manufacturer and marketer of medical products designed to assist or replace the pumping function of the failing heart.  ABIOMED, which currently sells the BVS® 5000 Biventricular Support System and the AB5000™ Circulatory Support System, is the market leader in devices for the temporary support of patients with failing but potentially recoverable hearts.  In September 2004, ABIOMED applied for initial FDA market approval for the AbioCor® Implantable Replacement Heart to treat a defined subset of irreversible end-stage heart failure patients under a Humanitarian Device Exemption.

This Release contains forward-looking statements, including statements regarding development of ABIOMED’s existing and new products, the Company’s progress toward commercial growth, and future opportunities.  The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including uncertainties associated with development, testing and related regulatory approvals, anticipated future earnings or losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, future capital needs and uncertainty of additional financing and other risks and challenges detailed in the Company’s filings with the Securities and Exchange Commission, including the Annual Report filed on Form 10-K.  Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release.  The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.

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